UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): June 25, 2025
Solventum Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-41968	92-2008841
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3M Center, Building 275-6W
2510 Conway Avenue East
Maplewood, MN 55144

(Address of Principal Executive Offices, including Zip code)

(651) 733-1110

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	SOLV	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

As previously disclosed, on February 25, 2025, Solventum Corporation, a Delaware corporation (“Solventum”) and Thermo Fisher Scientific Inc., a Delaware corporation (“Buyer”), entered into a Transaction Agreement (the “Initial Agreement”), pursuant to which, subject to the satisfaction or waiver of certain conditions, Buyer agreed to acquire from Solventum certain assets and liabilities related to Solventum’s purification and filtration business.

On June 25, 2025, Solventum and Buyer entered into an Amended and Restated Transaction Agreement (the “Agreement”) to exclude Solventum’s drinking water filtration business (the “Water Business”) from the scope of the purification and filtration business to be acquired by Buyer and reduce the cash consideration payable for the acquired business at the closing of the transaction from approximately $4.10 billion to approximately $4.00 billion, with net proceeds still intended to be used primarily to pay down debt. The closing purchase price continues to be subject to customary adjustments for closing cash and debt, unpaid transaction expenses and working capital as set forth in the Agreement.

The Agreement is expected to decrease complexity and potentially accelerate time to close the transaction, which we previously disclosed is anticipated by the end of 2025. In addition, the Agreement creates future value opportunities from the Water Business. Buyer will be entitled to receive a payment of up to $75 million from Solventum either upon a sale of the Water Business or after an agreed upon 3-year period.

Keeping the Water Business will increase our previously estimated annual EPS accretion of 15 to 20 cents. However, it will also reduce the previously projected improvements to gross margin and operating margin, which were 200 and 100 basis points, respectively. We will share updated estimates during our second quarter earnings call.

The Agreement is generally consistent with the terms of the Initial Agreement, except for modifications to reflect the removal of the Water Business including non-compete and related provisions and certain reverse services, manufacturing and supply agreements to support the Water Business.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the text of the Agreement, a copy of which is attached hereto as Exhibit 2.1, and the terms of which are incorporated herein by reference. The foregoing description of the Agreement is not intended to provide any other factual information about the acquired business, the Water Business, Solventum, Buyer or their respective businesses.

Forward Looking Statements

This Current Report on Form 8-K contains statements that relate to future events and expectations and, as such, constitute forward-looking statements that involve risk and uncertainties. Forward-looking statements include those containing such words as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “guidance,” “intends,” “may,” “outlook,” “plans,” “projects,” “seeks,” “sees,” “should,” “targets,” “will,” “would,” and other words and terms of similar meaning. All statements that reflect Solventum’s expectations, assumptions, or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, statements relating to the sale of the business, the satisfaction of closing conditions and the likelihood of consummation of the transaction, the expected time period to consummate the transaction, the anticipated benefits of the transaction, and the anticipated use of proceeds from the transaction. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict. Although Solventum believes that the expectations reflected in any forward-looking statements it makes are based on reasonable assumptions, it can give no assurance that these expectations, including the expected impact of the divestiture of the business, will be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties, include, among others, risks related to the ability to realize the anticipated benefits of the divestiture, including the possibility that expected benefits of portfolio optimization will not be realized or will not be realized within the expected time frame; delays in the closing of the transaction due to regulatory approvals or other closing conditions; unfavorable reaction to the divestiture by customers, competitors, suppliers, and employees, making it more difficult to maintain business and operational relationships; disruption from the transaction; significant transaction costs; and other unknown liabilities.

Changes in such assumptions or factors could produce significantly different results. A further description of these factors is located under “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in Solventum’s periodic reports on file with the U.S. Securities & Exchange Commission. Solventum assumes no obligation to update any forward-looking statements discussed herein as a result of new information or future events or developments.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Exhibit Description

2.1	Amended and Restated Transaction Agreement by and between Solventum Corporation as Seller and Thermo Fisher Scientific Inc. as Buyer dated as of June 25, 2025.
104.1	Cover Page Interactive Data File (the cover page XBRL tags are embedded in the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 25, 2025	SOLVENTUM CORPORATION

	By:	/s/ Wayde McMillan
Wayde McMillan
Executive Vice President and Chief Financial Officer